Exhibit 99.1

To:	Directors and Section 16 Executive Officers of First Financial Bancorp.
From:	Janie McCauley, Legal Officer & Secretary
Date:	November 14, 2003
Re:	Blackout on Trading in First Financial Bancorp. Equity Securities

From Wednesday, October 1, 2003, through the week beginning February 22, 2004, you are subject to a blackout on all trading in First Financial Bancorp. equity securities. This blackout is required under the Sarbanes-Oxley Act and SEC Regulation BTR in order to coordinate with the blackout affecting the First Financial Bancorp. Thrift Plan during this same time period. The Thrift Plan is undergoing a blackout period in order to change record-keeping vendors and to change from a quarterly balance forward valuation method to a daily valuation method.

There is a possibility the blackout period may end sooner if the Thrift Plan changes can be completed earlier. To find out whether the blackout has ended earlier, please contact the person listed at the end of this notice.

During this blackout period, the Thrift Plan participants will be unable to transfer among the Thrift Plan’s investment funds or receive benefit distributions. Since all investment transactions are being suspended, the participants will be unable to direct the sale or purchase of any shares of First Financial Bancorp. stock for their accounts.

The Sarbanes-Oxley Act and SEC Regulation BTR generally provide that whenever our Thrift Plan participants are restricted from trading in the First Financial Bancorp. stock in their accounts for at least three business days, our directors and Section 16 Executive Officers also are prohibited from trading in the equity securities of First Financial Bancorp. during the same time period.

This Thrift Plan-related blackout period is separate from and in addition to any other suspension on trading in the equity securities of First Financial Bancorp. that may then be in effect due to any other securities law requirements applicable to our directors and Section 16 Executive Officers.

The blackout applies not only to your First Financial Bancorp. stock but also to your stock options as well, since these are also treated as “equity securities” under Regulation BTR. Consequently, you may not exercise your stock options during this blackout period.

The blackout applies not only to the securities you own directly but also to those owned by certain members of your family since Regulation BTR also extends the blackout to any equity securities in which you have a “beneficial ownership.” As a result, the prohibition on trading during this blackout period covers any of the securities that would be reflected on your Form 4 or Form 5 report, including any securities beneficially owned by:
•	Your spouse or minor children;
•	Adult children who are dependents;
•	Other family members who share your home; or
•	Trusts in which you have an interest.

Regulation BTR exempts limited types of transactions, such as gifts and certain transactions involving securities that were not acquired in connection with your service or employment as a First Financial Bancorp. director or Section 16 Executive Officer. However, Regulation BTR states that any such security you sell or otherwise transfer automatically will be treated as having been acquired in connection with your service or employment unless you can show that your acquisition of these securities was not connected to your services or employment and also show that claiming these securities are not connected to your services or employment is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting requirements.

If you have any questions regarding this notice or need further clarification regarding the permitted transactions, please contact Janie McCauley, Legal Officer & Secretary, First Financial Bancorp., 300 High Street, Hamilton, OH 45012, 513-867-4729, fax 513-785-3434, or by email at janie.mccauley@ffbc-oh.com